Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. to Release Third Quarter 2017 Financial Results on Wednesday, November 8, 2017

BOCA RATON, Fla., November 1, 2017 /PRNewswire/ -- Celsius Holdings, Inc. (Nasdaq:CELH), maker of the leading global fitness drink, CELSIUS®, today announced that it will release financial results for the third quarter ended September 30, 2017 on Wednesday, November 8, 2017 after the market close. Management will then host a conference call that same day at 4:30 pm Eastern Time to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

US: 877-709-8150

International: 201-689-8354

An audio replay of the call will be available on the Company's website athttps://www.celsiusholdingsinc.com/news/#news-grid+category:earnings-calls

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (CELH), founded in April 2004, is a global company, with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio, which is proprietary, clinically proven, or innovative in its category, and offers significant health benefits. CELSIUS®' original line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans, and is available in single serve powdered packets. CELSIUS®' new natural line is available in six refreshing flavors: three sparkling and three non-carbonated, this line is naturally caffeinated and naturally sweetened.

New to the portfolio, CELSIUS HEAT™, (www.CELSIUSHEAT.com) a trainer's grade version of the proprietary blend, offers additional caffeine as well as L-citrulline, a proven vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in five carbonated flavors: Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit and Tangerine Grapefruit. CELSIUS HEAT™ targets professional trainers, endurance & competitive athletes, those who focus on defined, physical results, and the military, versus the flagship line, which comes in a smaller package and appeals to the masses, as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free and contains very little sodium. CELSIUS® is sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, The Fresh Market, and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and others. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com